Collaborative Agreement

Partner A: Shanghai InfoTower Enterprise Development, Inc.

Partner B: Technical Center of Shanghai City Information Office

Partner C: Merendon International, Inc.

After extensive negotiations based on "Sino-Foreign Joint Venture Law", the three Partners have reached an agreement to establish Shanghai Broadband Network, Inc. as follows.

1. The three Partners agreed to establish Shanghai Broadband Network, Inc. with a registered address in the Software Compound of Shanghai Pudong Zhanjiang Hi-Tech Section.

2. The three Partners ascertained that the total initial investment of Shanghai Broadband Network, Inc. be US$ 1.42 million and registered capital be US$ 1.0 million, that each Partner invests cash - Partner A and Partner B invest US dollars converted from RMB and Partner C invests foreign currency. The capital (registered capital) from all three Partners must be available within three months after the official approval of the company.

Proportion of Investments from each Partner:

Partner A:	25%	US $ 250,000
Partner B:	5%	US $ 50,000
Partner C:	70%	US $ 700,000

3. The time limit of the joint venture is 20 years. The three Partners agreed that each Partner will invest further capital to increase the share structure as with the corporate business expansion, and raise capital through foreign channels, but the corporate capital transfer must be consistently approved by the corporate founders.

4. The three Partners identified the business scope of Shanghai Broadband Network, Inc. as follows: broadband network technical development; broadband network services; system integration; introduction and distribution of broadband network products; broadband network application planning, development and information services.

5. The three Partners identified the projects which were started recently in the Shanghai area after the company's inception:

1) IP broadband network access services;

2) IP broadband network phonetic services system;

3) IP broadband network online education center;

4) IP broadband network e-business center;

5) IP broadband network online visual center.

6. The three Partners consent that a board of directors be established which will consist of 5 directors. Partner C will occupy three director seats, and Partners A and B each one seat. Partner A takes up the position as Chairman of the Board of Directors with the Board of Directors appointing the chief executive of the company. Partner C takes up the position as Chief Executive Officer on an interim basis.

The three Partners agreed that employees and senior management members recommended by the three Partners must be approved by the board of directors before they are hired.

7. The three Partners agreed to set up a preparation group which consists of the three Partners. Zhang, Yuguo of Partner C takes up the position as a group leader, Mr. Li, Jianhua will be responsible for the concrete preparation matters.

8. Each Partner will bear the responsibilities and risks of the joint venture according to their investment proportion.

9. The three partners will continue to negotiate unfinished matters. Results Of negotiations will be used to sign a supplementary agreement, which will be inseparable from this agreement.

This agreement has three copies which will be effective after the seat of each partner has been affixed.

Representative of Partner A:

Representative of Partner B:

Representative of Partner C:

Date: May 18, 2000